Exhibit 17.1

December 27, 2023

MDwerks Inc.

411 Walnut Street, Suite 10125

Green Cove Springs, FL

Ladies and Gentlemen:

This letter confirms that I hereby resign from the Board of Directors of MDwerks Inc. (the “Company”) and from all offices that I hold effective immediately. My resignation is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies)or practices.

Sincerely,

/s/ Michael Nordlicht
Michael Nordlicht